EXHIBIT 3 to
                                                              AMENDMENT NO. 1 to
                                                                    Schedule 13D


                           PROBUSINESS SERVICES, INC.

                    CERTIFICATE OF THE POWERS, DESIGNATIONS,

                          PREFERENCES AND RIGHTS OF THE

                    6.9% SENIOR CONVERTIBLE PREFERRED STOCK,

                            PAR VALUE $.001 PER SHARE

         Pursuant to Section 151 of the Delaware General Corporation Law

         The undersigned, Thomas H. Sinton, President of ProBusiness Services, Inc., a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY that the following resolution, creating a series of 1,800,000 shares of Preferred Stock was duly adopted by the Board of Directors, on July 28, 2000:

         WHEREAS, the Board of Directors is authorized, within the limitations and restrictions stated in the Certificate of Incorporation of the Corporation, to provide by resolution or resolutions for the issuance of shares of Preferred Stock, par value $.001 per share, of the Corporation, in one or more classes or series with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors, and as are not stated and expressed in the Certificate of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of the State of Delaware; and

         WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series.

         NOW, THEREFORE, BE IT RESOLVED:

         1. DESIGNATION AND NUMBER OF SHARES. There shall be hereby created and established a series of Preferred Stock designated as "6.9% Senior Convertible Preferred Stock" (the "Preferred Stock"). The authorized number of shares of Preferred Stock shall be 1,800,000. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 11 below.

         2. RANK.

                  (a) The Preferred Stock shall with respect to distributions of assets and rights upon the occurrence of a Liquidation rank senior to (i) all classes of common stock of the Corporation (including, without limitation, the Common Stock, par value $.001 per share, of the Corporation (the "Common Stock")) and (ii) each other class or series of Capital Stock of the Corporation hereafter created which does not expressly rank PARI PASSU with or senior to the Preferred Stock (the "Junior Stock").

                  (b) Notwithstanding anything to the contrary contained in the Certificate of Incorporation of the Corporation, the affirmative vote of the holders of a majority of the Preferred Stock shall be a prerequisite to the designation or issuance of any shares of Capital Stock ranking senior to the Preferred Stock in the event of a Liquidation.

         3. DIVIDENDS.

                  (a) The holders of shares of Preferred Stock shall be entitled to receive cumulative dividends at an annual rate equal to 6.9% of the Liquidation Preference in the form of additional fully paid and nonassessable shares of Preferred Stock. Such dividends shall be payable quarterly on the first day of October, January, April and July, commencing October 1, 2000 ("Dividend Payment Dates"), except that if any Dividend Payment Date is not a Business Day, then such quarterly dividend shall be payable on the next succeeding Business Day and such next succeeding Business Day shall be the Dividend Payment Date. Each of such quarterly dividends shall be fully cumulative and shall accrue (whether or not declared) on a daily basis, with additional dividends on any accrued but unpaid dividends compounding quarterly at a rate of 6.9% per annum, from the first day of the quarter in which such dividend may be payable as herein provided, except that with respect to the first dividend payment, such dividend shall accrue from the date of original issuance of the shares of Preferred Stock. The issuance of shares of Preferred Stock shall constitute full payment of such dividend and all such shares which may be issued in payment of such dividend shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable. Upon the occurrence of a Sale Transaction or the announcement of a redemption of all of the outstanding shares of Preferred Stock pursuant to Section 5, accrued or accumulated dividends on Preferred Stock shall be due and payable upon the closing of such Sale Transaction or the date of such redemption, as the case may be.

                  (b) RESERVATION OF SHARES. The Corporation shall reserve and keep available out of its authorized and unissued shares of Preferred Stock solely for the purposes of paying dividends on shares of Preferred Stock such number of shares of Preferred Stock as shall from time to time be sufficient for such purposes, including

(immediately following the initial issuance of shares of Preferred Stock) at least the number of additional shares of Preferred Stock to pay all dividends that will accrue on the Preferred Stock through August 1, 2006. The Board shall, from time to time, if necessary, propose to the stockholders of the Corporation amendments to the Certificate of Incorporation to increase the Corporation's authorized capital stock and take such actions as may be necessary to permit the issuance of shares of Preferred Stock upon the declaration of any dividend payable in shares of Preferred Stock.

                  (c) In lieu of any fractional shares to which the holder of Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then-effective Conversion Price. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

         4. LIQUIDATION PREFERENCE.

                  (a) PRIORITY PAYMENT. Upon the occurrence of a Liquidation, the holders of shares of Preferred Stock shall be entitled to be paid for each share of Preferred Stock held thereby, out of, but only to the extent of, the assets of the Corporation legally available for distribution to its stockholders, an amount equal to $26.50 (the "Liquidation Preference") plus, as provided in Section 3 above, all accrued and unpaid dividends, if any, with respect to each share of Preferred Stock, before any payment or distribution is made to any Junior Stock. If the assets of the Corporation available for distribution to the holders of Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of the Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

                  (b) NO ADDITIONAL PAYMENT. After the holders of all shares of Preferred Stock shall have been paid in full the amounts to which they are entitled in paragraph 4(a), the shares of Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation and the remaining assets of the Corporation shall be distributed to the holders of Junior Stock.

                  (c) NOTICE. Written notice of a Liquidation stating a payment or payments and the place where such payment or payments shall be payable, shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier, not less than ten (10) days prior to the earliest payment date stated therein, to the holders of record of the Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

                  (d) OPTION. At the election of the holders of two-thirds (2/3) of the Preferred Stock, a Sale Transaction shall be deemed to be a Liquidation pursuant to this Section 4. In the event such an election is made, the holders of shares of Preferred Stock shall be paid the Liquidation Preference in the same kind of consideration paid to the holders of shares of Common Stock upon such Sale Transaction and, if the consideration is paid in any combination of securities, property or cash, in the same ratio that each kind of consideration bears to the other. In addition, the holders of shares of Preferred Stock shall be entitled to make any election in the kind of consideration to be paid upon such Sale Transaction that is available to the holders of shares of Common Stock. Any securities of the surviving Person to be delivered to the holders of Preferred Stock pursuant to this Section 4(d) shall be valued as follows:

                           (i) With respect to securities that do not constitute
"restricted securities," as such term is defined in Rule 144(a)(3) promulgated under the Securities Act, the value shall be deemed to be the Current Market Price of such securities as of three (3) days prior to the date of distribution.

                           (ii) With respect to securities that constitute
"restricted securities," as such term is defined in Rule 144(a)(3) promulgated under the Securities Act, and that are of the same class or series as securities that are publicly traded, the value shall be adjusted to make an appropriate discount from the value as set forth above in clause (i) to reflect the appropriate fair market value thereof, as mutually determined by the Board of Directors and the holders of a majority of the shares of Preferred Stock, or if there is no active public market with respect to such class or series of securities, such securities shall be valued in accordance with clause (i) above, giving appropriate weight, if any, to such restriction as mutually determined by the Board of Directors and the holders of a majority of the shares of Preferred Stock, or if the Board of Directors and the holders of a majority of the shares of Preferred Stock shall fail to agree, at the Corporation's expense by an appraiser chosen by the Board of Directors and reasonably acceptable to the holders of a majority of the shares of Preferred Stock.

         5. OPTIONAL REDEMPTION. If, as of any date after August 1, 2003, the Current Market Price of the Common Stock is equal to or greater than $39.00 (as adjusted for stock splits and dividends, recapitalizations, and similar transactions), then the Corporation may, at the option of the Board of Directors, redeem from any source of funds legally available therefor, in whole or in part, in the manner provided herein, any or all whole number of shares of Preferred Stock at any time outstanding for a cash amount per share to be redeemed equal to the Liquidation Preference (the "Redemption Price").

         6. REDEMPTION PROCEDURE. At least 30 days prior to the date fixed for redemption of the Preferred Stock pursuant to Section 5 (the "Redemption Date"), written notice ("Redemption Notice") shall be mailed, postage prepaid, to each holder of record of the Preferred Stock at its address last shown on the records of the Corporation. The Redemption Notice shall state:

                  (a) whether all or less than all of the outstanding shares of Preferred Stock are to be redeemed and the total number of shares of Preferred Stock being redeemed;

                  (b) the number of shares of Preferred Stock held by the holder that the Corporation intends to redeem;

                  (c) the date of the redemption and the Redemption Price; and

                  (d) that the holder is to surrender to the Corporation, in the manner and at the place designated, his or her certificate or certificates representing shares of Preferred Stock to be redeemed upon payment in immediately available funds of the Redemption Price.

         On or before the date fixed for any redemption of shares, each holder of shares of Preferred Stock to be redeemed on such date, unless the holder has exercised his right to convert the shares as provided in Section 8, shall surrender the certificate or certificates representing such shares of Preferred Stock to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event less than all of the shares represented by such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

         If the Redemption Notice is duly given, and if on or prior to the Redemption Date the Redemption Price is either paid or made available for payment, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption have not been surrendered, all rights with respect to such shares shall forthwith after the Redemption Date cease and terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificates therefor.

         7. VOTING RIGHTS; ELECTION OF DIRECTOR.

                  (a) The holders of Preferred Stock, except as otherwise required under Delaware law or as set forth in Sections 7(b) and 7(c), shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.

                  (b) Except as set forth in Sections 2(b) and (7(c), each outstanding share of Preferred Stock shall entitle the holder thereof to vote, in person or by proxy, at a special or annual meeting of stockholders or in any written consent in lieu of meeting, on all matters entitled to be voted on by holders of Common Stock voting together as a single class with the Common Stock (and with other shares entitled to vote thereon, if any). With respect to any such vote, each share of Preferred Stock shall entitle the holder thereof to cast that number of votes per share as is equal to the number of votes that such holder would be entitled to cast had its shares of Preferred Stock been converted into shares of Common Stock pursuant to Section 8(a) or Section 8(b) on the record date for determining the stockholders of the Corporation eligible to vote on any such matters. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded to the nearest whole number.

                  (c) If General Atlantic Partners 70, L.P.("GAP LP"), GAP Coinvestment Partners II, L.P. ("GAP Coinvestment"), GapStar, LLC ("GapStar") and/or any Affiliate thereof in the aggregate own at least a majority of the outstanding shares of Preferred Stock, then the holders of the Preferred Stock, voting as a separate class, shall be entitled to elect one director of the Corporation.

The Preferred Stock shall not vote together as a single class with the Common Stock (and all other classes and series of stock of the Corporation entitled to vote thereon, if any) with respect to the election of all of the other directors of the Corporation. If the conditions set forth in the first sentence of this
Section 7(c) necessary for the holders of the Preferred Stock to vote as a separate class for the election of directors are not satisfied, the Preferred Stock shall vote together as a single class with the Common Stock (and all other classes and series of stock of the Corporation entitled to vote thereon, if any) with respect to the election of all of the directors of the Corporation elected by such holders. At any meeting held for the purpose of electing directors at a time when the Preferred Stock is entitled to vote as a separate class for the election of directors, the presence in person or by proxy of the holders of a majority of the shares of Preferred Stock then outstanding shall constitute a quorum of the Preferred Stock for the election of the directors to be elected solely by the holders of the Preferred Stock; the holders of Preferred Stock shall be entitled to cast one vote per share of Preferred Stock in any such election; and the directors to be elected exclusively by the holders of

Preferred Stock shall be elected by the affirmative vote of the holders of a majority of the outstanding shares of Preferred Stock. A vacancy in a directorship filled by the holders of the Preferred Stock voting as a separate class pursuant to this Section 7(c) shall be filled only by vote or written consent of the holders of the Preferred Stock.

         8. CONVERSION.

                  (a) CONVERSION AT THE OPTION OF THE HOLDER. Any holder of Preferred Stock shall have the right, at its option, at any time and from time to time, to convert, subject to the terms and provisions of this Section 8, any or all of such holder's shares of Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is equal to the product of the number of shares of Preferred Stock being so converted multiplied by the quotient of (i) the Liquidation Preference divided by (ii) the conversion price of $26.50 per share, subject to adjustment as provided in Section 8(d) (such price, the "Conversion Price"). Such conversion right shall be exercised by the surrender of certificate(s) representing the shares of Preferred Stock to be converted to the Corporation at any time during usual business hours at its principal place of business to be maintained by it (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of Preferred Stock), accompanied by written notice that the holder elects to convert such shares of Preferred Stock and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Corporation) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 8(j). All certificates representing shares of Preferred Stock surrendered for conversion shall be delivered to the Corporation for cancellation and canceled by it.

                  (b) CONVERSION AT THE OPTION OF THE CORPORATION. If the Current Market Price of the Common Stock on August 1, 2005 is equal to or greater than the Conversion Price, the Corporation shall have the right, at its option, five (5) days following such date to cause the holders of Preferred Stock to convert, subject to the terms and provisions of this Section 8, all, but not less than all, of the outstanding shares of Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is equal to the product of the total number of outstanding shares of Preferred Stock multiplied by the quotient of (w) the Liquidation Preference divided by (x) the Conversion Price. If on August 1, 2005 (and on each successive August 1 thereafter until the Current Market Price equals or exceeds the Conversion Price) the Current Market Price of the Common Stock is less than the Conversion Price, the Corporation shall have the right, at its option, to either (i) extend the date specified in the first sentence of this Section 8(b) to the next August 1 (in which case all of the terms and provisions of such sentence shall be applicable to such extended date) or

(ii) cause the holders of Preferred Stock to convert, subject to the terms and provisions of this Section 8, all, but not less than all, of the outstanding shares of Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is equal to the product of the total number of outstanding shares of Preferred Stock multiplied by the quotient of (y) the Liquidation Preference divided by (z) the Current Market Price.

         At least 30 days prior to the date fixed for conversion of the Preferred Stock pursuant to Section 8(b), written notice ("Conversion Notice") shall be mailed, postage prepaid, to each holder of record of the Preferred Stock at its address last shown on the records of the Corporation. The Conversion Notice shall state:

                           (I) the date of the conversion and the number of
shares of Common Stock into which each share of Preferred Stock will be converted, assuming and provided that the Current Market Price on August 1, 2005 (or a successive August 1, if applicable) is equal to or greater than the Conversion Price; and

                           (II) that the holder is to surrender to the
Corporation, in the manner and at the place designated, his or her certificate or certificates representing shares of Preferred Stock to be converted.

         On or before the date fixed for any such conversion of shares, each holder of shares of Preferred Stock shall surrender the certificate or certificates representing such shares of Preferred Stock to the Corporation for cancellation, in the manner and at the place designated in the Conversion Notice, accompanied by a written notice specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued.

         As promptly as practicable after the surrender of any shares of Preferred Stock pursuant to Section 8(a) or 8(b), the Corporation shall (subject to compliance with the applicable provisions of federal and state securities laws) deliver to the holder of such shares so surrendered certificate(s) representing the number of fully paid and nonassessable shares of Common Stock into which such shares are entitled to be converted. At the time of the surrender of such certificate(s), the Person in whose name any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to be the holder of record of such shares of Common Stock on such date, notwithstanding that the share register of the Corporation shall then be closed or that the certificates representing such Common Stock shall not then be actually delivered to such Person.

         Immediately upon conversion as provided in this Section 8, each holder of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon conversion of such holder's Preferred Stock, notwithstanding that the share register of the Corporation shall then be closed or that certificates representing the Common Stock shall not then actually be delivered to such Person.

                  (c) TERMINATION OF RIGHTS. On the date of any conversion pursuant to Sections 8(a) or 8(b) above, all rights with respect to the shares of Preferred Stock so converted, including the rights, if any, to receive dividends (provided that all accrued and unpaid dividends with respect to the shares of Preferred Stock that have not been paid as of such date shall remain as obligations of the Company after the date of any such conversion), notices and to vote, shall terminate, except only the rights of holders thereof to (i) receive certificates for the number of shares of Common Stock into which such shares of Preferred Stock have been converted and (ii) exercise the rights to which they are entitled as holders of Common Stock.

                  (d) CONVERSION PRICE ADJUSTMENTS. The Conversion Price, and the number and type of securities to be received upon conversion of the Preferred Stock, shall be subject to adjustment as follows:

                           (i) DIVIDEND, SUBDIVISION, COMBINATION OR
RECLASSIFICATION OF COMMON STOCK. In the event that the Corporation shall at any time or from time to time, prior to conversion of the Preferred Stock (w) pay a dividend or make a distribution (other than a dividend or distribution in which holders of shares of Preferred Stock participate, in the manner provided in
Section 3) on the outstanding shares of Common Stock payable in Capital Stock,
(x) subdivide the outstanding shares of Common Stock into a larger number of shares, (y) combine the outstanding shares of Common Stock into a smaller number of shares or (z) issue any shares of its Capital Stock in a reclassification of the Common Stock (other than any such event for which an adjustment is made pursuant to another clause of this Section 8(d)), then, and in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Preferred Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 8(d)(i) shall become effective retroactively (x) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

                           (ii) ISSUANCE OF COMMON STOCK OR COMMON STOCK
EQUIVALENT BELOW CONVERSION PRICE. If the Corporation shall at any time or from time to time prior to conversion of the Preferred Stock, issue or sell in excess of an aggregate of 1,396,430 shares of Common Stock or Common Stock Equivalents (subject to adjustment for the events described in Section 8(d)(i) above) at a price per share of Common Stock (the "New Issue Price") that is less than 94.3% of the Conversion Price then in effect as of the record date or Issue Date (as defined below), as the case may be (the "Relevant Date") (treating the price per share of Common Stock, in the case of the issuance of any Common Stock Equivalent, as equal to (x) the sum of the price for such Common Stock Equivalent plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such Common Stock Equivalent divided by (y) the number of shares of Common Stock initially underlying such Common Stock Equivalent), other than (A) issuances or sales for which an adjustment is made pursuant to another paragraph of this
Section 8(d) and (B) issuances in connection with an Excluded Transaction, THEN, and in each such case, the Conversion Price then in effect shall be adjusted by MULTIPLYING the Conversion Price in effect on the day immediately prior to the Relevant Date by a fraction (i) the numerator of which shall be the sum of the number of shares of Common Stock outstanding on the Relevant Date PLUS the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of such additional shares of Common Stock so issued would purchase at the Conversion Price on the Relevant Date (or, in the case of Common Stock Equivalents, the number of shares of Common Stock which the aggregate consideration received by the Corporation upon the issuance of such Common Stock Equivalents and receivable by the Corporation upon the conversion, exchange or exercise of such Common Stock Equivalents would purchase at the Conversion Price on the Relevant Date) and (ii) the denominator of which shall be the sum of the number of shares of Common Stock outstanding on the Relevant Date PLUS the number of additional shares of Common Stock issued or to be issued (or, in the case of Common Stock Equivalents, the maximum number of shares of Common Stock into which such Common Stock Equivalents initially may convert, exchange or be exercised).

Such adjustment shall be made whenever such shares of Common Stock or Common Stock Equivalents are issued, and shall become effective retroactively (x) in the case of an issuance to the stockholders of the Corporation, as such, to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such shares of Common Stock or Common Stock Equivalents and (y) in all other cases, on the date (the "Issue Date") of such issuance; PROVIDED, HOWEVER, that the determination as to whether an adjustment is required to be made pursuant to this Section 8(d)(ii) shall only be made upon the issuance of such shares of Common Stock or Common Stock Equivalents, and not upon the issuance of any security into which the Common Stock Equivalents convert, exchange or may be exercised; and PROVIDED, FURTHER, that if any Common Stock Equivalents (or any portions thereof) which shall have given rise to an adjustment pursuant to this
Section 8(d)(ii) shall have expired or terminated without the exercise thereof and/or if by reason of the terms of such Common Stock Equivalents there shall have been an increase or increases, with the passage of time or otherwise, in the price payable upon the exercise or conversion thereof, then the Conversion Price hereunder shall be readjusted (but to no greater extent than originally adjusted) in order to (A) eliminate from the computation any additional shares of Common Stock corresponding to such Common Stock Equivalents as shall have expired or terminated, (B) treat the additional shares of Common Stock, if any, actually issued or issuable pursuant to the previous exercise of such Common Stock Equivalents as having been issued for the consideration actually received and receivable therefor and (C) treat any of such Common Stock Equivalents which remain outstanding as being subject to exercise or conversion on the basis of such exercise or conversion price as shall be in effect at the time.

                           (iii) CERTAIN DISTRIBUTIONS. In case the Corporation
shall at any time or from time to time, prior to conversion of the Preferred Stock, distribute to all holders of shares of the Common Stock (including any such distribution made in connection with a merger or consolidation in which the Corporation is the resulting or surviving Person and the Common Stock is not changed or exchanged) cash, evidences of indebtedness of the Corporation or another issuer, securities of the Corporation or another issuer or other assets (excluding dividends or distributions in which holders of shares of Preferred Stock participate in the manner provided in Section 3 and dividends payable in shares of Common Stock for which adjustment is made under another paragraph of this Section 8(d) or rights or warrants to subscribe for or purchase securities of the Corporation (excluding those distributions in respect of which an adjustment in the Conversion Price is made pursuant to another paragraph of this
Section 8(d)), THEN, and in each such case, the Conversion Price then in effect shall be adjusted (and any other appropriate actions shall be taken by the Corporation) by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction (x) the numerator of which shall be the Current Market Price of the Common Stock immediately prior to the date of distribution less the then fair market value (as determined by the Board of Directors in the exercise of their fiduciary duties) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such rights or warrants applicable to one share of Common Stock and (y) the denominator of which shall be the Current Market Price of the Common Stock immediately prior to the date of distribution (but such fraction shall not be greater than one); PROVIDED, HOWEVER, that no adjustment shall be made with respect to any distribution of rights or warrants to subscribe for or purchase securities of the Corporation if the holder of shares of Preferred Stock would otherwise be entitled to receive such rights or warrants upon conversion at any time of shares of Preferred Stock into Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

                           (iv) OTHER CHANGES. In case the Corporation at any
time or from time to time, prior to the conversion of the Preferred Stock, shall take any action affecting its Common Stock similar to or having an effect similar to any of the actions described in any of Sections 8(d)(i) or (ii) or
Section 8(g) (but not including any action described in any such Section) and the Board of Directors in good faith determines that it would be equitable in the circumstances to adjust the Conversion Price as a result of such action, then, and in each such case, the Conversion Price shall be adjusted in such manner and at such time as the Board of Directors in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of the shares of Preferred Stock).

                           (v) NO ADJUSTMENT. Notwithstanding anything herein to
the contrary, no adjustment under this Section 8(d) need be made to the Conversion Price if the Corporation receives written notice from holders of a majority of the outstanding Preferred Stock that no such adjustment is required.

                  (e) ABANDONMENT. If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Conversion Price shall be required by reason of the taking of such record.

                  (f) CERTIFICATE AS TO ADJUSTMENTS. Upon any increase or decrease in the Conversion Price, the Corporation shall within a reasonable period (not to exceed ten (10) Business Days) following any of the foregoing transactions deliver to each registered holder of Preferred Stock a certificate, signed by (i) the Chief Executive Officer of the Corporation and (ii) the Chief Financial Officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.

                  (g) REORGANIZATION, RECLASSIFICATION. In case of any merger or consolidation of the Corporation (other than a Sale Transaction) or any capital reorganization, reclassification or other change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value) (each, a "Transaction"), the Corporation shall execute and deliver to each holder of Preferred Stock at least twenty (20) Business Days prior to effecting such Transaction a certificate stating that the holder of each share of Preferred Stock shall have the right to receive in such Transaction, in exchange for each share of Preferred Stock, a security identical to (and not less favorable than) the Preferred Stock, and provision shall be made therefor in the agreement, if any, relating to such Transaction. Any certificate delivered pursuant to this Section 8(g) shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this
Section 8. The provisions of this Section 8(g) and any equivalent thereof in any such certificate similarly shall apply to successive transactions.

         In the event the holders of two-thirds (2/3) of the Preferred Stock do not elect to receive the payments contemplated by Section 4(d), then upon the consummation of a Sale Transaction, each outstanding share of Preferred Stock shall be converted into the kind and amount of shares of stock or other securities, property or cash receivable upon such Sale Transaction by a holder of the number of shares of Common Stock into which such share of Preferred Stock could have been converted immediately prior to such Sale Transaction and provision shall be made therefor in the agreement, if any, relating to such Sale Transaction.

                  (h) NOTICES. In case at any time or from time to time:

                           (w) the Corporation shall declare a dividend (or any
other distribution) on its shares of Common Stock;

                           (x) the Corporation shall authorize the granting to
the holders of its Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants;

                           (y) there shall be any Transaction; or

                           (z) there shall occur a Sale Transaction;

then the Corporation shall mail to each holder of shares of Preferred Stock at such holder's address as it appears on the transfer books of the Corporation, as promptly as possible but in any event at least ten (10) days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or granting of rights or warrants are to be determined, or (B) the date on which such Transaction or Sale Transaction is expected to become effective and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for shares of stock or other securities or property or cash deliverable upon such Transaction or Sale Transaction. Notwithstanding the foregoing, in the case of any event to which Section 8(g) is applicable, the Corporation shall also deliver the certificate described in Section 8(g) to each holder of Preferred Stock at least ten (10) Business Days' prior to effecting such reorganization or reclassification as aforesaid.

                  (i) RESERVATION OF COMMON STOCK. The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Preferred Stock, and shall take all action to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Preferred Stock; PROVIDED that (i) the holders of shares of Preferred Stock vote such shares in favor of any such action that requires a vote of stockholders and (ii) such holders cause any directors elected by them pursuant to Section 7(c) to vote in favor of any such action that requires a vote of the Board of Directors.

                  (j) NO CONVERSION TAX OR CHARGE. The issuance or delivery of certificates for Common Stock upon the conversion of shares of Preferred Stock shall be made without charge to the converting holder of shares of Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby (excluding any federal or state income taxes owed by the holders of the Preferred Stock as a consequence of such issuance or delivery), and such certificates shall be issued or delivered in the respective names of, or (subject to compliance with the applicable provisions of federal and state securities laws) in such names as may be directed by, the holders of the shares of Preferred Stock converted; PROVIDED, HOWEVER, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

         9. CERTAIN REMEDIES. Any registered holder of Preferred Stock shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Certificate of Designations and to enforce specifically the terms and provisions of this Certificate of Designations in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

         10. BUSINESS DAY. If any payment shall be required by the terms hereof to be made on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

         11. DEFINITIONS. As used in this Certificate of Designations, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and VICE VERSA), unless the context otherwise requires:

         "Affiliate" shall mean any Person who is an "affiliate" as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act. In addition, the following shall be deemed to be Affiliates of GAP Coinvestment, GAP LP and GapStar: (a) GAP LLC, the members of GAP LLC, the limited partners of GAP Coinvestment and the limited partners of GAP LP; (b) any Affiliate of GAP LLC, the members of GAP LLC, the limited partners of GAP Coinvestment and the limited partners of GAP LP; and (c) any limited liability company or partnership a majority of whose members or partners, as the case may be, are members or former members of GAP LLC or consultants or key employees of General Atlantic Service Corporation, a Delaware corporation and an Affiliate of GAP LLC. In addition, GAP LP, GapStar and GAP Coinvestment shall be deemed to be Affiliates of one another.

         "Board of Directors" means the Board of Directors of the Corporation.

         "Business Day" means any day except a Saturday, a Sunday, or other day on which commercial banks in the State of New York or California are authorized or required by law or executive order to close.

         "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security whether or not it is exchangeable for or convertible into such capital stock).

         "Commission" means the United States Securities and Exchange
Commission.

         "Common Stock" shall have the meaning ascribed to it in Section 2(a) hereof.

         "Common Stock Equivalent" shall mean any security or obligation which is by its terms convertible or exchangeable into shares of Common Stock or another Common Stock Equivalent, and any option, warrant or other subscription or purchase right with respect to Common Stock.

         "Conversion Notice" shall have the meaning ascribed to it in Section 8(b) hereof.

         "Conversion Price" shall have the meaning ascribed to it in Section 8(a) hereof.

         "Corporation" shall have the meaning ascribed to it in the first paragraph of this Certificate of Designation.

         "Current Market Price" per share shall mean, as of the date of determination, (a) the average of the daily Market Price under clause (a), (b) or (c) of the definition thereof of the Common Stock during the immediately preceding thirty (30) trading days ending on such date, excluding for the purposes of calculating such average the five highest and five lowest Market Prices from such 30 trading day period, and (b) if the Common Stock is not then listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, then the Market Price under clause (d) of the definition thereof on such date.

         "Dividend Payment Date" shall have the meaning ascribed to it in
Section 3(a) hereof.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

         "Excluded Transaction" means (a) any issuance of up to an aggregate of 5,963,571 shares of restricted stock or options to purchase shares of Common Stock (subject to adjustment in the event of stock splits, combinations or similar occurrences) to employees, officers or directors of the Corporation pursuant to a stock option plan or other employee benefit arrangement approved by the Board of Directors, (b) capital stock issued as full or partial consideration for a merger, acquisition, strategic alliance or other similar non-financing agreement approved by the Board of Directors and (c) any issuance of Common Stock (i) upon the conversion of shares of Preferred Stock, (ii) as a dividend on shares of Preferred Stock or (iii) upon conversion or exercise of any Common Stock Equivalents.

         "GAP Coinvestment" shall have the meaning ascribed to it in Section 7(c) hereof.

         "GAP LLC" means General Atlantic Partners, LLC, a Delaware limited liability company and the general partner of GAP LP and the managing member of GapStar, and any successor to such entity.

         "GAP LP" shall have the meaning ascribed to it in Section 7(c) hereof.

         "GapStar" shall have the meaning ascribed to it in Section 7(c) hereof.

         "Issue Date" shall have the meaning ascribed to it in Section 8(d)(ii) hereof.

         "Junior Stock" shall have the meaning ascribed to it in Section 2(a) hereof.

         "Liquidation" shall mean the voluntary or involuntary liquidation under applicable bankruptcy or reorganization legislation, or the dissolution or winding up of the Corporation.

         "Liquidation Preference" shall have the meaning ascribed to it in
Section 4(a) hereof.

         "Market Price" shall mean, as of the date of determination, (a) if the Common Stock is listed on a national securities exchange, the closing price per share of Common Stock on such date published in THE WALL STREET JOURNAL (NATIONAL EDITION) or, if no such closing price on such date is published in THE WALL STREET JOURNAL (NATIONAL EDITION), the average of the closing bid and asked prices on such date, as officially reported on the principal national securities exchange on which the Common Stock is then listed or admitted to trading; or (b) if the Common Stock is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security by the National Association of Securities Dealers, Inc., the last trading price of the Common Stock on such date; or (c) if there shall have been no trading on such date or if the Common Stock is not designated as a national market system security by the National Association of Securities Dealers, Inc., the average of the reported closing bid and asked prices of the Common Stock on such date as shown by the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System and reported by any member firm of the New York Stock Exchange selected by the Corporation; or (d) if none of (a), (b) or (c) is applicable, a market price per share determined in good faith by the Board of Directors.

         "New Issue Price" shall have the meaning ascribed to it in Section 8(d)(ii) hereof.

         "Person" means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

         "Redemption Notice" shall have the meaning ascribed to it in Section 6 hereof.

         "Redemption Price" shall have the meaning ascribed to it in Section 5 hereof.

         "Relevant Date" shall have the meaning ascribed to it in Section 8(d)(ii) hereof.

         "Sale Transaction" shall mean (a) (i) the merger or consolidation of the Corporation into or with one or more Persons, (ii) the merger or consolidation of one or more Persons into or with the Corporation or (iii) a tender offer or other business combination, if, in the case of (i), (ii) or
(iii) the stockholders of the Corporation prior to such merger or consolidation do not retain at least a majority of the voting power of the surviving Person or
(b) the voluntary sale, conveyance, exchange or transfer to another Person of
(i) the voting Capital Stock of the Corporation if, after such sale, conveyance, exchange or transfer, the stockholders of the Corporation prior to such sale, conveyance, exchange or transfer do not retain at least a majority of the voting power of the Corporation or (ii) all or substantially all of the assets of the Corporation.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

         "Preferred Stock" shall have the meaning ascribed to it in Section 1 hereof.

         "Transaction" shall have the meaning ascribed to it in Section 8(g) hereof.



         IN WITNESS WHEREOF, the undersigned has executed and subscribed this certificate this 28th day of July, 2000.



                              By:  /s/ Thomas H. Sinton
                                   ---------------------------------------------
                                   Name:  Thomas H. Sinton
                                   Title:  President and Chief Executive Officer